Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 ( File No. 333-171541 and 333-222342) of our reports dated April 25, 2019, relating to (1) the consolidated financial statements and financial statement schedule of Noah Holdings Limited and its subsidiaries and consolidated variable interest entities (the “Group”) (which report expresses an unqualified opinion and includes an explanation paragraph regarding the adoption of new accounting standards and convenience translation of Renminbi amounts into U.S. dollars for the convenience of the readers in the United States of America), and (2) the effectiveness of the Group’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Group for the year ended December 31, 2018.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China

April 25, 2019